EXHIBIT 2.1


                         STOCK PURCHASE AGREEMENT

This document represents the Stock Purchase Agreement (the "AGREEMENT") signed between the party of the first part, Empresa Minera del Peru S.A. (the "SELLER"), whose business address is Bernardo Monteagudo No. 222, Magdalena, and who is duly represented by its Board Chairman, Mr. Raul Otero Bossano, as documented by the power of attorney conferred upon him by the Extraordinary General Stockholders Meeting of November 4, 1994; and the party of the second part, the Consortium (the "BUYERS") formed by MAGMA COPPER COMPANY, a company organized under the laws of the State of Delaware, United States of America, and GLOBAL MAGMA LTD, a company incorporated under the laws of the Cayman Islands, who have jointed together in a consortium by contract signed between them on November 23, 1994 in order to participate in the International Public Auction for the sale of the shares of TINTAYA of which the Peruvian Government owns 100%; who are headquartered in Tucson, Arizona and are represented by Mr. Bradford A. Mills in accordance with the power of attorney granted him by each company and which is currently being registered with the National Office of Public Registries in Lima; in accordance with the following terms and conditions:

 I.  DEFINITIONS


For the purposes of this AGREEMENT, the parties agree to adopt the following definitions:


     Shares: The shares owned by the Peruvian Government in TINTAYA, S.A. by way of Empresa Minera del Peru S.A., and which are being transferred under this AGREEMENT.



    Projected Balance Sheet: TINTAYA's projected balance sheet as of the closing date (enclosed herewith as Enclosure A), expressed in U.S. dollars and reported by Price Waterhouse along with its comments on the financial statements, and mailed under cover of letter CEPRI-998/94 dated September 12, 1994.

    Final Balance Sheet: TINTAYA's balance sheet as of the closing date, to be audited by the auditing firm of Pazos, Lopez de
    Romana, Rodriguez.



    Bid Guidelines:  The guidelines for the International Public
    Auction called by the Special Committee in charge of promoting private investment in TINTAYA for the sale of 100% of the shares representing TINTAYA's corporate capital.



    Cepri TINTAYA: The Special Committee in charge of the process to promote private investment, appointed by Supreme Resolution No. 044-93-PCM.



    The Buyers: Magma Copper Company and Global Magma, Ltd. who together constitute the consortium formed to participate in the Internal Public Auction, and who are acquiring ownership of TINTAYA's shares as a result of the process to promote private investment in that company.



    COPRI: The Commission to Promote Private Investment created by Legislative Decree No. 674.



    Consortium: A group of two or more individuals or legal entities who are parties to a partnership agreement without however constituting a new legal person.



    Consortiates:  The members of the Consortium, Magma Copper
    Company and Global Magma, Ltd.



    Agreement: The instrument documenting the sale of TINTAYA's shares owned by the Peruvian Government, to the BUYERS.



    Data Room: Center created by CEPRI TINTAYA and TINTAYA where all information regarding TINTAYA has been brought together.



    Financial Statements: The tables which in an orderly and systematic form reflect TINTAYA's financial and economic condition, in accordance with generally accepted accounting principles.



    Closing Date:  The scheduled closing date is November 29, 1994.



    Minero Peru:  Empresa Minera del Peru S.A.



     The Mine Operator: Magma Copper Company as the Consortiate who has documented its experience in mining operations during the prequalification process of the International Public Auction.



    The Parties:  The parties to the AGREEMENT, i.e. Minero Peru
    S.A., as well as Magma Copper Company and Global Magma Ltd.



    Equity:  The grand total of TINTAYA's assets and liabilities.



    Purchase Price: The U.S. dollar amount plus eligible debentures of the Peruvian foreign debt in accordance with the provisions of Law No. 26250 and its Regulation, to be paid by the BUYERS for the shares which are the object of this AGREEMENT.



    Privatization: The process to promote private investment governed by Legislative Decree No. 674.



    The Auction: The International Public Auction convened by the Special Committee in charge of promoting private investment in TINTAYA for the sale of TINTAYA's capital shares.


    TINTAYA: Empresa Minera Especial TINTAYA, S.A. and its subsidiary. TINTAYA is an anonymous corporation (sociedad anonima) with a paid-in capital of S/. 209,006,567.00 represented by 209,006,567 registered common shares, fully issued and paid. No options or rights to these shares in favor of third parties exist.



    The Seller: Empresa Minera del Peru S.A., its successors or assignees.





 II.  GENERAL INFORMATION.


    1. By Legislative Decree No. 674, as reflected in the provisions of its whereas clauses, it was declared in the national interest to promote private investment in the businesses representing the Government's entrepreneurial activities under the provisions of Law No. 24948, in order to create a climate conducive to the development and growth of private investment in the area of Government enterprises, and the manner in which to promote such investment was set forth.

    2. Supreme Resolution No. 044/93-PCM dated February 12, 1993 ratified COPRI's agreement by which TINTAYA was included in the group of government-managed enterprises, and created the Special Commission to Promote Private Investment in TINTAYA. By Supreme Resolution No. 499/93-PCM dated October 29, 1993, it was decided that the type of private investment promotion to be applied to TINTAYA were the measures set forth in
         Article 2, Subsection a) of Legislative Decree No. 674.

    3. The SELLER owns 209,006,567 shares which represent one hundred percent (100 %) of TINTAYA's capital shares.

    4. In accordance with the provisions of Articles 24 and 26 of Legislative Decree No. 674, the workers of TINTAYA were given preferred option to acquire up to 10% of the shares representating TINTAYA's corporate capital. In exercising this right, they purchased 3,273,245 shares representing 1.57% of the corporate capital.

    5. On June 9, 1994, all parties interested in participating in the prequalifying process for the auction of TINTAYA's shares were called together, and the BUYERS became a prequalifying bidder.

    6. The procedure for participating in the auction of TINTAYA's shares was described in the bid guidelines.

    7. The proforma balance sheet as of the closing date was made available on September 12, 1994.

    8. The BUYERS submitted all of the documents called for in the auction guidelines and were declared a qualifying bidder by CEPRI.


    9. Following the auction on October 6, the Consortium formed by the BUYERS was declared the winner and as a result was awarded the winning bid.

   10. By virtue of the foregoing, the parties enter into the present Stock Purchase Agreement in accordance with the terms and conditions set forth below.





 III.  TRANSFER OF SHARES AND PAYMENT


    1. The SELLER agrees to transfer and consequently transfers to the BUYERS, and the BUYERS, by promising to pay the purchase price, acquire possession of or complete, absolute and unrestricted title to, 205,733,322 shares representing 98.43% of TINTAYA's corporate capital, along with all rights inherent therein, be they current, future or anticipated, earned or yet to be earned, including any possible dividends in cash, kind, or in the form of shares deriving from the restatement of TINTAYA's corporate capital, as well as any other benefits which may derive therefrom, without any limitation whatsoever.

         As of the date of this AGREEMENT, no agreements of any kind exist which would give a third party any option or conversion rights to acquire TINTAYA shares.

    2. Upon the signing of this AGREEMENT, the BUYERS pay the SELLER on the "closing date" the purchase price of the shares being acquired. The purchase price is comprised as follows:

     a. US$ 55,000,000.00 (fifty-five million U.S. dollars) in eligible debentures of the Peruvian foreign debt, in accordance with the provisions of Law No. 26250 and its Regulation, plus

     b. US$ 214,071,250.60 (two hundred and fourteen million seventy-one thousand two hundred and fifty and 60/100 U.S. dollars) in cash (financial offer as indicated in the Guidelines, from which the amount represented by the shares acquired by the workers has been deducted). Five percent of this amount shall be deposited in an account to satisfy the stipulations of Paragraph IV.6.

     3. On the closing date and upon payment of the purchase price, the transfer shall be recorded in the corresponding share register of TINTAYA.




 IV.  CLOSING.

    1. The closing date shall be November 29, 1994 at the offices of TINTAYA in the city of Lima.

    2. Enclosure A contains TINTAYA's proforma balance sheet in U.S. dollars as of November 30, 1994 prepared in keeping with generally accepted Peruvian accounting practices, with an expert opinion provided by the auditing firm of Price Waterhouse and accompanied by pertinent comments regarding the financial statements, as furnished to the BUYERS.

    3. Within the timeframe indicated in the following numeral, a final balance sheet showing TINTAYA's true equity position as of the closing date will be prepared. The same principles, guidelines and criteria employed in preparing the proforma balance shall be used to compile the final balance sheet as of the closing date.

    4. The final balance sheet shall be prepared by TINTAYA and audited by the auditing firm of Pazos, Lopez de Romana, Rodriguez, as one of the three auditing firms proposed by the BUYERS for this purpose and selected by CEPRI TINTAYA. This final balance will be prepared within four months from the closing date at TINTAYA's expense. The expert opinion by the designated auditing firm shall contain the final amount referred to in the following paragraph.

    5. Should the current net assets and the current liabilities of the proforma balance differ from those of the final balance sheet, the latter shall prevail. Should the current assets minus the current liabilities shown in the final balance be less than those shown in the proforma balance, the SELLER shall return the differential to the BUYERS. If the opposite is the case, the return shall be by the BUYERS to the SELLER.

         The differential to be returned by the SELLER to the BUYERS, or vice versa, refers only to the difference between current assets and liabilities, and in no way considers fixed assets, intangible assets, other assets or other liabilities, which will be assumed as shown on the final balance sheet and in the physical condition and position they are in.

         The valuation criteria for current assets and liabilities employed in the preparation of the proforma balance shall also be adopted in preparing the final balance sheet, including the valuation of concentrates at their selling price, less the cost of transportation to the port and the cost of embarkation.

         The difference, as determined by the auditors of the final balance sheet, shall be repaid by the benefitting party within thirty days from completion of the final balance referred to in the preceding section, and shall accrue interest at the six month LIBOR rate (6.3125% per year), as published by the Wall Street Journal on November 23, 1994, beginning with the closing date. Payment shall be in U.S. dollars.

    6. As a guarantee for the possible reimbursement to which the BUYERS may be entitled as a result of the implementation of the preceding article, five percent of the amount of the cash price paid by the BUYERS as part of the purchase price shall be deposited with the Banco Continental until such time as the auditing firm shall submit the final balance.

    7. As a guarantee for the possible reimbursement to which the SELLER may be entitled as a result of the implementation of Paragraph IV.5., above, the BUYERS shall present a letter of guarantee or a stand-by letter of credit in favor of the SELLER. This document, which shall be valid for up to five months following the closing date, shall be for an amount equal to five percent of the cash price paid by the BUYERS, plus interest for the aforesaid period at the six month LIBOR rate (6.3125% annually) as published by the Wall Street Journal in its November 23, 1994 issue, and shall be unconditional, irrevocable, immediately executable, jointly and severally liable, and without right of excussio.

    8.   On the closing date the SELLER shall:

     a.   Turn over to the BUYERS a certified copy of the Public
          Document of TINTAYA's most recent capital increase, reflecting the number of shares being acquired;

     b. Ensure that the transfer of shares to the BUYERS is recorded in TINTAYA's share register;

     c. Provide a certified copy of the minutes of the meeting of the corporate body of Minero Peru S.A. authorizing its representative to participate in the AGREEMENT;

     d.   Formally turn TINTAYA over to the BUYERS.

    9. On the closing date, the BUYERS shall pay the SELLER the purchase price as indicated in Paragraph III.2.

   10. The report to be presented by the auditing firm of Pazos, Lopez de Romana y Rodriguez in accordance with Paragraph
       IV.4 shall be final.

       In the event the differential discussed in Paragraph IV.5. is in favor of the SELLER, based on the audit report, [the SELLER] shall proceed to collect the amount it is due against the Letter of Credit referred to in Paragraph IV.7, following which the BUYERS may freely dispose of the balance of the Letter of Credit. Likewise, the guarantee deposit referred to in Paragraph IV.6 shall be released back to the SELLER. Also, if the audit report determines that the differential discussed in Paragraph IV.5 is in favor of the BUYERS, the BUYERS shall be paid the sum they are owed at the LIBOR rate shown in the aforementioned Paragraph IV.5 by the Banco Continental against the guarantee deposited in accordance with Paragraph IV.6, following which the SELLER shall freely dispose of the remaining balance. The Letter of Credit referred to in Paragraph IV.7 shall also be released.

       The Banco Continental shall use the audit report as the basis on which to proceed in accordance with the stipulations in this article, without requiring any additional documentation.





 V.  BUYERS' REPRESENTATIONS AND GUARANTEES.


    The BUYERS represent and guarantee to the SELLER all of the following information and understand that the SELLER is entering into this AGREEMENT on the basis of such representations and guarantees.


    1. The BUYERS declare that they have, directly or through third parties, conducted their own investigation, examination, inquiry and evaluation of this purchase during the due diligence process, based on data made accessible, available and provided by TINTAYA, except for the adjustments to the balance resulting from the audit referred to in Paragraph
         IV.5. No adjustments to the contractually agreed purchase price shall be admissible at a later date on grounds that the true situation and reality of TINTAYA was not known. Data about TINTAYA were provided by means of the Memorandum of Information, the answers to the questions on the guidelines, the documentation available in the Data Room, and [any additional] information requested directly by the BUYERS or through authorized third parties. All information concerning TINTAYA was at the full disposal of the BUYERS during the due diligence period. Within this context, the BUYERS assume responsibility for their due diligence on the basis of the information available and provided by TINTAYA, and hence shall not hold CEPRI TINTAYA, its members, the SELLER or the Government of Peru responsible for their decision to buy, inasmuch as said decision was made at BUYERS' sole competence and risk.

         The statements contained in the preceding paragraph are irrespective of the SELLER's representations and guarantees in Paragraph VI of this AGREEMENT.

    2. The BUYERS are duly organized and existing under the laws of their [respective] places of incorporation, and have full authorization and legal competence to assume their obligations in the exercise of commercial activities in all jurisdictions where such authorization is required by virtue of such activities or ownership of assets.

         The BUYERS hold the necessary permits, authorizations, licenses, clearances, concessions and approvals to engage in their business activities and are fully authorized and competent in all jurisdictions to comply with the obligations assumed by signing and executing this AGREEMENT.

    3. The signing of this AGREEMENT, as well as the fulfillment of all of the commitments contained herein, has been duly approved by the appropriate corporate entities or by the governmental agencies of the BUYERS' countries of origin, where required.

    4. Other than those that have already been obtained, no legal requirements exist in the countries where the BUYERS are incorporated or have their principal seats of business, which might require said BUYERS to obtain approvals of any kind prior to entering into or executing this AGREEMENT.

    5. No legal, judicial, statutory, conventional or other provisions exist which might prevent this AGREEMENT from being signed or executed by the BUYERS.

    6. Other than the statements reflected in this AGREEMENT, the BUYERS' decision to acquire the shares which are the object of this AGREEMENT was not taken on the basis of any implied or expressed representation on the part of the SELLER or person(s) associated with TINTAYA.

    7. The BUYERS declare that they are unaware of any legal actions, lawsuits, judgments, other legal proceedings or sentences not yet executed that may be pending against them, which might be intended to prevent the signing or execution of this AGREEMENT.

    8. The BUYERS have not entered into any contract or agreement that might commit the SELLER or TINTAYA to make any payment(s) as a result of BUYERS' successful share purchase.

    9. The BUYERS assume full responsibility for the accuracy and veracity of the representations and guarantees they have made in this AGREEMENT, for a period equal to the fulfillment of the Investment Agreement assumed.



 VI.  SELLER'S REPRESENTATIONS AND GUARANTEES.


    The SELLER represents and guarantees to the BUYERS all of the information provided below, and recognizes that the BUYERS are entering into this AGREEMENT on the basis of such declarations and assurances.


    1. The SELLER is an entity duly organized and validly existing under Peruvian law and is fully authorized and competent to assume the obligations arising from the signing and execution of this AGREEMENT in all jurisdictions where such authorization may be required owing either to the nature of such activities or the ownership of assets.

         TINTAYA holds the necessary permits, authorizations, licenses, clearances, concessions and approvals to carry out its activities.

    2. The signing of this AGREEMENT, as well as the fulfillment of all of the commitments contained herein, was duly approved by the necessary corporate or governmental entities.

         The AGREEMENT is signed by the persons listed in the introduction, who are fully authorized to act in representation of the SELLER and to enter into commitments on his behalf as provided herein.

    3. The SELLER has furnished the BUYERS certified and accurate copies of TINTAYA's Articles of Incorporation, bylaws, and amendments thereto up to the closing date.

    4. The SELLER's signing of this AGREEMENT and the fulfillment of the obligations arising therefrom are within the scope of the SELLER's powers. They are in keeping with the laws and other provisions and statutes applicable to the act contemplated in this AGREEMENT, including the provisions pertaining to the public auction, and were duly authorized by COPRI and the SELLER's competent entities. Thus, the SELLER need not complete any further steps or procedures before entering into this agreement and fulfilling the commitments arising therefrom.

         Other than the rights of TINTAYA's workers expressly stated in this AGREEMENT, the SELLER's signing of this AGREEMENT shall not produce any third party rights to guarantees regarding the shares, nor entitle any third party to exercise preferential stock purchase rights.

    5. There are no provisions under the laws of Peru or any other authority in this country, or applicable due to the nature or identity of the SELLER, which would require the SELLER to secure any approvals, other than those already in hand, before entering into this AGREEMENT and fulfilling any and all of the obligations and guarantees deriving therefrom in a timely and complete manner.

    6. The legal standards under which the SELLER or TINTAYA were incorporated contain no law, regulation, decree, statute, ruling, sentence or corporate provision, nor is there any mortgage, public instrument, loan or guarantor agreement, lien, encumbrance, contract or any other kind of agreement binding upon the SELLER which might affect said SELLER's assets; nor is there any action, lawsuit or procedure pending before an ordinary or arbitration court or a governmental agency which might preclude, conflict with or impede the signing of this AGREEMENT and the fulfillment of the SELLER's obligations.

     7. The SELLER has furnished the BUYERS with TINTAYA's financial statements for the years 1992 and 1993 prepared by TINTAYA's independent outside auditors, as well as the proforma balance discussed in Paragraph IV.2. These financial statements reasonably reflect TINTAYA's equity position as of the dates shown, as well as operating results and cash flows for the business year indicated, in accordance with generally accepted Peruvian accounting principles.
         The SELLER also declares that, other than those shown, he is unaware of the existence of any liabilities, assets or contingencies arising from tax, labor, legal or other types of obligations. In any instance where non-recorded liabilities or contingencies deriving from events which occurred before the closing date should arise, they shall be assumed by the SELLER to the extent they were actually generated during the SELLER's management, and on condition that any such claims be presented within two years from the closing date, except for the tax contingencies governed by the provisions of Paragraph VII.

         The reimbursement referred to in the preceding paragraph is subject to the BUYERS' notifying the SELLER within thirty calendar days from learning of the existence of such contingency. In any case, the BUYERS shall mount an active defense of the SELLER's interests in any potential administrative or legal complaints against the SELLER, and shall allow the latter's active participation as an interested third party by making all necessary support available to him.

         In the event the unrecorded assets should include accounts receivable, the BUYERS shall make reimbursement to the SELLER when they are collected.

         The SELLER shall assume responsibility toward the BUYERS for any liabilities totaling more than US$ 250,000.00 (two hundred and fifty thousand U.S. dollars).

    8. The shares transferred under this AGREEMENT are fully subscribed and paid for. They are unencumbered by any judicial or extrajudicial measures or liens of any kind, and except for the restrictions negotiated in this AGREEMENT, are freely transferable.

    9. Enclosure B contains TINTAYA's Financial Rehabilitation Contract with the Supreme Government, as well as a copy of Emergency Decree No. 044-94, by which the Government assumed TINTAYA's foreign debt. It also contains the list of waivers from the banks who have accepted the debt assumption. The [Government's] assumption of the foreign debt was legally valid, and TINTAYA has no obligation from this debt. The SELLER assumes responsibility for any claim which might be presented against TINTAYA by creditors of the aforementioned debt.

   10. Enclosure C contains complete information regarding
       TINTAYA's workers, their total number, total monthly payroll and breakdown by category as of August 30, 1994. As of the closing date, no substantial changes have taken place.

   11. Enclosure D contains a comprehensive list of financial commitments, retirement pay, pensions and other worker benefits, including the accumulated reserve for compensation of time served, as well as those on deposit at financial institutions. Other than these, no other responsibilities toward the workers exist.

   12. Enclosure E contains a complete list of TINTAYA's real estate holdings, including the mining claims and water use rights to which it holds title and which are currently in effect. All of these are free of any encumbrance, attachment, mortgage, usufruct or covenant.

       TINTAYA has clear title to all its movable and real estate assets, and they are free of encumbrances, liens, pledges, mortgages, guarantees or any other limitations.

       Appropriate supporting documentation is in TINTAYA's possession.

   13. TINTAYA has complied with all obligations, both formal and substantive, related to its mining claims.

       All mining patents are current, and none were allowed to expire.

   14. Enclosure F contains a list of pending legal actions, arbitration matters and other proceedings. No other proceedings were instituted, nor are there any not yet executed legal sentences or arbitration awards against TINTAYA amounting to more than five thousand U.S. dollars (US$ 5,000.00).

   15. Enclosure G is TINTAYA's Tax Stability Contract with the Supreme Government which is currently in force. If desired, the BUYERS may cancel or subrogate this contract and sign a new Tax Stability Contract with the Supreme Government.

   16. TINTAYA has filed all national, regional and municipal tax declarations for which it was responsible, and has either paid all of its tax liabilities, regardless of whether or not they appear in these declarations, or has set aside the required reserves in its financial statements. In accordance with Paragraph 7 of this AGREEMENT, the SELLER assumes responsibility for any tax-related contingencies which may arise.

   17. Enclosure H contains a list of contracts made available to the BUYERS in the Data Room. TINTAYA is not party to any contract of substance that was not listed in this enclosure.

   18. Enclosure I contains a copy of TINTAYA's bylaws in effect on the closing date.

   19. Enclosure J contains a complete list of unpaid accounts receivable over 90 days old which exceed US$ 10,000.00 (ten thousand U.S. dollars) per client.

   20. TINTAYA has not disregarded, in any significant aspect, the laws, regulations, orders, mandates or urban restrictions in Peru including, but not limited to, those pertaining to environmental protection or the national historical or cultural heritage.

       TINTAYA has complied and continues to comply with any and all provisions and requirements related to the protection of the environment and natural resources as established in Legislative Decree No. 613 [and] supplemental, amending and regulatory statutes. TINTAYA's operations infringe neither wholly nor in part against the existing statutes concerning human health or the animal or plant world.

       Any contingencies relating to environmental matters and deriving from TINTAYA's mining operations conducted before the closing date shall be the SELLER's responsibility.

   21. The Tax Stability Agreement referred to in Item 15 of this paragraph shall not end nor become extinct as a direct result of the signing of this AGREEMENT, nor shall any other contract end to which TINTAYA is a party.

   22. TINTAYA is the sole and complete owner of EGESSA.
       Consequently, all guarantees and representations contained in this clause also extend to EGESSA.

   23. Any and all claims the BUYERS may present relative to the nonfulfillment of the representations and guarantees set forth in this clause shall be in writing and provide specific details as to the nature of the claim and the alleged monetary value involved.

   24. Should TINTAYA or the BUYERS be sued in a court of law or receive a judicial, administrative or any other kind of notification related to some event or act involving the SELLER's representations or guarantees, the former agrees to inform the SELLER within the shortest possible time to permit the SELLER to assume the obligations set forth above and to release TINTAYA or the BUYERS of any responsibility in the matter.

   25. The SELLER assumes responsibility for the accuracy and veracity of the statements and guarantees expressed in this clause for a period of five years.



 VII.  TAX-RELATED CONTINGENCIES.

    1. TINTAYA has filed all of its tax returns on time and in due form and paid all taxes required under Peruvian law up to the closing date. The SELLER therefore agrees to assume payment of any tax contingencies generated by taxes comprised within the National Taxation System or any other public entity after the CLOSING DATE, which represent obligations deriving from taxable events or payments accrued prior to said date, and provided they are not [already] reflected in the proforma balance sheet. The SELLER shall assume payment of such taxes along with applicable interests, surcharges and late fees, as well as any adjustments of the tax owed.

    2. The SELLER agrees to provide an address to which the BUYERS shall send any notifications received and for which the SELLER is responsible.

         If the SELLER provides no such address, the BUYERS shall forward all notifications intended for the SELLER to the address shown in this AGREEMENT, by notarized letter.

    3. In any event, the BUYERS shall always be fully authorized to make the demanded payments and require the SELLER to reimburse them, along with any expenses incurred.

    4. The commitment assumed by the SELLER under this clause shall be in effect for a period of five (5) years from the date this AGREEMENT is signed, and shall additionally be valid for as long as needed to process any contingent payment reclamation received during the aforementioned five-year period.

  VIII.  BUYERS' OBLIGATIONS FOLLOWING THE TRANSFER

    1. The BUYERS declare their understanding that the fundamental consideration in this transfer in their favor, within the scope of the process to promote private investment in TINTAYA, is their technical and financial capacity to develop mining activities in the area, and they therefore undertake to maintain a stake in the shareholdership, or in the ownership structure of TINTAYA, of not less than fifty-one percent (51%), with the mine operator maintaining a minimum of twenty-five percent (25%). In either case, this obligation shall remain in force during the term of the Investment Agreement referred to in Paragraph IX.

    2. The BUYERS, having the form of a consortium, shall maintain the percentages set forth in the preceding numeral and notify the SELLER of any changes in the makeup of their consortium during the term of the Investment Agreement.

    3. In the event the BUYERS fail to maintain the [above] percentages or to make the notifications mentioned in the preceding sections, the BUYERS shall pay the SELLER, within 15 business days from such event, an amount equal to TINTAYA's equity at the time the aforementioned noncompliance occurs, and in an amount that corresponds proportionally to the percentage of the total shares transferred.

    4.   Following the closing date, the BUYERS agree to:

      i. Cooperate with COPRI, CEPRI and the SELLER, without distinction between them, to obtain access from TINTAYA to any ledgers or records pertaining to questions or matters which may arise after the closing date, [but] which concern measures or situations that occurred prior thereto, and

      ii. Ensure that TINTAYA's workers and officials cooperate with any of the SELLER's directors, officials or employees, without distinction, in providing any reasonable assistance requested by the SELLER regarding the matters referred to in the preceding paragraph.






 IX.  INVESTMENT AGREEMENT


    1. In accordance with the commitment undertaken by the BUYERS in their letter submitted during the public auction process, the BUYERS agree to make an investment in TINTAYA of US$ 85,000,000.00 (eighty-five million U.S. dollars) at an invariable rate, predicated upon its value on the date of the AGREEMENT, within a maximum of five years.

         The investment shall consist of maintaining production and improving productivity. It also includes the cost of mine development and the performance of a feasibility study to evolve a treatment process for [copper] oxides on the basis of tests conducted in a pilot plant.

    2. Compliance with the Investment Agreement shall be audited by the auditing firm of Coopers & Lybrand (Hansen-Holm, Alonso y Cia.), chosen by CEPRI TINTAYA from among the firms proposed by the BUYERS.

         In the event this firm is unable to perform the audit at the time needed because it has gone out of business or for other reasons inherent to the designated auditor, the audit shall be conducted by Price Waterhouse (Querol Dongo-Soria y Asociados). Should this firm also be unable to do the audit for the same reasons, it shall be handled by Coleridge y Asociados. If none of the three firms is in a position to perform the audit, the BUYERS shall request the SELLER to designate another auditing firm. In all cases, the auditing fees shall be borne by TINTAYA.

         The U.S. Producer Price Index for Capital Equipment published by the U.S. Department of Labor, Bureau of Labor Statistics, shall be applied in verifying compliance with the Investment Agreement.

         Compliance with the Investment Agreement will be documented on the basis of the report issued by the auditing firm and will release the BUYERS from the corresponding obligations.

    3. If at the end of the investment period the amount invested by the BUYERS is less than the amount specified in the Investment Agreement, the BUYERS shall pay the SELLER a sum equal to 25% (twenty-five percent) of the difference at an invariable rate.

    4. The Investment Agreement undertaken by the BUYERS may be modified if an unforeseen event or an act of higher force during its execution causes a delay in the fulfillment of the AGREEMENT.

         Should the BUYERS seek to invoke higher force or unforeseen events, they shall make written notification to the SELLER with reasonable alacrity.

         Following qualification of a cause of higher force, the deadline for the fulfillment of the Investment Agreement shall be extended for as long as the cause persists. All obligations comprised within the pending Investment Agreement shall be extended by the duration of the higher force.

 X.  APPLICABLE LAW AND ARBITRATION

    1. This AGREEMENT shall be subject to, interpreted and executed in accordance with the laws of the Republic of Peru.

    2. Any controversies, disagreements, legal suits, disputes, complaints or differences arising from the present AGREEMENT or in connection with this AGREEMENT or any matter contained therein, or on the basis of its validity, existence, applicability, invalidity, voidability, cancellation, rescission or termination shall be resolved by international legal arbitration in accordance with the Regulation of the United Nations Commission for International Trade Law (CNUDMI) in effect on the date of this AGREEMENT. The decision shall be final and binding, and the parties waive any right to appeal, repeal or mount any other legal challenge to the arbitration award, except for the interpretation or correction of the decision or the issuance of a new judgment in keeping with the aforementioned Regulation.

         In the event one of the parties files an appeal based on procedural violations as referred to in Paragraph 56 of Decree Law No. 25935, the judges and courts of the city of Lima, Peru, shall have jurisdiction.

    3. The arbitration court to be convened shall consist of three arbitrators, appointed in accordance with the provisions set forth in the preceding paragraph, and shall have no association with, nor interest of any kind in, the parties to this contract.

    4. Should it be necessary to appoint a nominating authority in accordance with the aforementioned Regulation, the parties shall designate the International Arbitration Court of the International Chamber of Commerce.

    5. The arbitrators may have any nationality or country of residence, regardless of which entity appoints them.
    6.   The place of arbitration shall be the city of Lima, Peru.

    7. The arbitration proceedings shall be held in Spanish and English. All documentation submitted shall be translated into both Spanish and English, as the case may be.

    8. The matter in dispute shall be determined on the basis of the pleadings and answers in the suit, as well as on the basis of counter-claims, changes, amendments and subsequent legal recourses in accordance with the Regulation referred to in Section 2 of this clause. In all cases of disagreement between the parties regarding the matter in dispute, it is the prerogative of the arbitration court to decide it.

    9. The parties agree that the arbitration sentence passed, as provided in this clause, shall be executable in the courts of any jurisdiction.

     10. The parties irrevocably and unconditionally waive any diplomatic recourse relative to this AGREEMENT, which shall however not affect the BUYERS' right to obtain MIGA and OPIC or other similar insurance derived from international agreements providing investment guarantees.

         Should the Government of Peru adopt measures or take steps during the period while the Investment Agreement referred to in Paragraph IX is in effect which would cause the BUYERS to collect on their investment insurance from OPIC, MIGA or similar entities, the BUYERS may freely assign their share in the ownership structure of TINTAYA to the insurers, and this shall not constitute a violation of the restrictions set forth in Paragraph VIII.1.

     11. The cost of arbitration shall be borne by the losing party. If both parties lose, the arbitration court shall decide the ratio at which the cost will be distributed.

 XI.  GOVERNMENT GUARANTEE


    As provided by Decree Law 25570, the Peruvian Government by means of Supreme Decree No. 101-94-PCM has guaranteed and granted sureties to the BUYERS in this AGREEMENT with regard to the obligations and commitments assumed and effected by the SELLER in this AGREEMENT.




 XII.    MISCELLANEOUS PROVISIONS

    1. This document, along with its enclosures, the BUYERS' financial offer, the questions to the auction guidelines, and the auction guidelines themselves are integral parts of the present AGREEMENT. Should there be any discrepancies between these documents, the following order of preference shall apply:

         Agreement
         Financial Offer
         Answers to the Questions on Auction Guidelines
         Auction Guidelines

    2. This AGREEMENT shall neither be amended nor supplemented without the express written consent of the parties.

         This AGREEMENT supersedes all verbal or written agreements between the parties.

    3. Should any provision of this agreement be invalid or unenforceable, such invalidity shall be interpreted narrowly and shall not affect the validity of the rest of the AGREEMENT.

    4. Each party shall bear its own costs in connection with the negotiation, signing and execution of this AGREEMENT.

    5. All notifications, summons, suits, petitions or any other kind of communication shall be made in writing and shall be considered legally served when hand-delivered, sent by courier, or transmitted by fax or telex, and their receipt at the following addresses has been confirmed:

    TO THE BUYERS
         Magma Copper Company and Global Magma, Ltd.
         7400 North Oracle Road
         Suite 200
         Tucson, Arizona 85704
         U.S.A.

         TO THE SELLER
         Empresa Minera del Peru
         Bernardo Monteagudo 222
         Magdalena
         Lima - Peru

    6. The terms and conditions of this AGREEMENT shall be binding and applicable in favor of the parties and their successors.

    7. This AGREEMENT is signed on the basis of the representations and guarantees contained therein.

    8. The cost of converting this AGREEMENT into a Public Document shall be borne by the BUYERS.

    9. The headings or titles of the clauses of this AGREEMENT [do not]


          constitute part thereof and were employed only to facilitate its perusal.

      10. This document is executed in Spanish. Should any discrepancies exist between this document and its translation, the Spanish-language version shall prevail.

      11. All expenditures, costs and taxes which may arise from this transfer shall be at the expense of the BUYERS.

                               Lima, November 29, 1994


                     FOR THE SELLER:     FOR THE BUYERS:

                     [ Signature ]  [ Signature ]

  [Marginal initials]